                                                                   EXHIBIT 10.11

                         MERCHANDISE LICENSING AGREEMENT

      AGREEMENT made as of April 1, 2003 between NBC Enterprises, Inc. ("NBC"), whose address is 3400 West Olive Avenue, Sixth Floor, Burbank, California 91505, and Playinteractive, LLP. ("Licensee") whose address is 12070 N. 134th Way Scottsdale, Arizona 85259 Attention: Larry Meyers, General Partner.

      NBC and Licensee agree as follows:

                                BASIC PROVISIONS

      1. Grant or Rights: NBC grants to Licensee a license to use and exploit the "Property" and "Trademarks" in connection with the manufacture and distribution of the "Products" throughout the "Territory" during the "term" as provided in this agreement ("Agreement").

      2. Exclusivity: The rights granted to Licensee herein are granted on Exclusive basis and are granted in accordance with Paragraph 7(c) of the Standard Terms and Conditions, attached hereto.

      3. Property and Trademarks: The title, names, logos, trademarks, art work, photographs, of and associated with the Fear Factor Program and the related marks and design.

      4. Products: Video Games, Console, PC handheld games, and Gaming Guide Books for instructional and strategy usage with games based upon the "Fear Factor" Television Show.

      5. Territory:

            (a) Country(ies): United States, its territories and possessions and English Speaking Canada.

            (b) Distribution Channel(s): Products are to be sold through the following channels only: Web Sales, Direct Sales, Game Retailers, Mass Market Retailers Including Best Buy, Target, CompUSA, Walmart and others.

            "Territory" means the Country(ies) and the Distribution Channel(s).

            (c) Approval Required for Export: Licensee shall not export the Products from the Territory or sell the Products to any entity or customer which it knows or has reason to believe intends to export the Products from the Territory without obtaining NBC's prior written approval. NBC/Endemol recognizes that Licensee may contact foreign entitles/customers regarding the sale of the product in other Endemol territories. Licensee recognizes that those rights with such entities must be secured as part of a separate agreement and are not subject to the terms and conditions of this agreement.

            (d) Internet Rights: Licensee may sell Products via the Internet pursuant to Paragraph 5(b) and will pay the royalties set forth in Paragraph 7(b) below. Licensee shall require its customers and their site operators to inform potential purchasers that the Products may be delivered only within Territory and Licensee will refrain from making sales or shipments to customers outside the Territory. NBC may terminate this agreement in the event Licensee falls to comply with the terms of this Paragraph 5(d).

            (e) Reserved Rights: Notwithstanding anything herein to the contrary, Licensee acknowledges that NBC may itself use, or authorize others to use the Property and Trademarks on products sold through one or more of the following channels: (i) televised home shopping; (ii) online shopping; (iii) retail stores operated by NBC or its affiliates and (v) NBC's own Internet web sites and web sites affiliated with the creator of the Property.

      6. Term: The Basic Term of this Agreement and the license granted hereunder shall commence on April 1, 2003 and shall continue until April 1, 2008, subject to the provisions hereof.

            "Term" means the Basic Term and any and oil Term Extensions or Renewals.

      7. Advance, Royalties and Guarantee.

            (a) Advance:

                  (i) Licensee shall pay NBC a non-refundable Advance ("Advance") in the amount of One Hundred Thousand Dollars ($100,000.00) due upon signature of this Agreement.

                  (ii) Unless specified otherwise herein, Advances shall be paid on or before the first day of the applicable period of the Term.

                  (iii) The Advance shall be recoupable by Licensee out of NBC's share of Royalties payable pursuant to Subparagraph (b).

            (b) Royalty: Licensee shall pay NBC a royalty ("Royalty") of Eight (8%) Percent of Gross Receipts on all Products sold less all third-party game platform manufacturing costs and royalties. Gross Receipts' shall mean the actual amount received by Licensee from the sale, lease or license of the Products

            (c) Guarantee:

                  (i) During the Basic Term, Licensee hereby guarantees that the Royalty earned for all Products sold shall be no less than One ($150,000.00) Hundred and Fifty Thousand Dollars ("Guarantee"). Royalty payments shall be credited against the Guarantee; provided, however, that amounts paid in excess of the Guarantee shall not be credited toward any renewal term, if NBC grants a renewal term.

                  (ii) If the Royalties paid to NBC during the Basic Term or any Term Extension shall be less that the agreed upon Guarantee for such period, the balance shall be payable In full on the last day at the applicable period.

            (d) Payments, Statements, Approvals and Notices:

                  (i) All payments and statements shall be made on a Quarterly basis in accordance with the terms set forth in Paragraph 3(a) and (b) of the Standard Terms and Conditions. All monies payable to NBC hereunder shall be paid to and in the name of NBC and all statements shall be sent to us at: NBC Enterprises, Inc. 3400 West Olive Avenue, 6th Floor, Burbank, California 91505, Attention: Lawnie Grant. Additionally, a copy of all statements shall be sent to our licensing agent Joy Tashjian Marketing Group LLC. ("JT"), 4 Juliana Court, Moraga, California 94558.
      Attention: Joy Tashjian. All Payments and statements shall reference the Contract Number set forth In the Footer, below.

                  (ii) Submissions for Approval: All submissions for approval as required by Paragraph 5 of the Standard Terms and Conditions (unless expressly directed otherwise in this agreement), shall be sent to:
      Mainframe Entertainment, 2025 West Broadway Suite 500, Vancouver, BC, Canada V6J 1Z6, Attention: Helen Chapman. Approval for submissions must be given within 10 days from the date of the submission.

                  (iii) Notices: All legal notices or other communications to either party required by Paragraph 19 of the Standard Terms and Conditions shall be in writing and shall be sent by mail (return receipt requested) all charges prepaid, or by telex, cable, fax with proof of delivery, or personal delivery to the address first stated above for Licensee to the attention of the President, and in the case of NBC to the parties stated below:

                        NBC Enterprises, Inc.
                        3400 West Olive Avenue
                        8th Floor
                        Burbank, California 91505
                        Attention:  Lawnie Grant -Director, Business Affairs

                        And

                        Joy Tashjian Marketing Group LLC.
                        4 Juliana Court
                        Moraga, California 94556
                        Attention:  Joy Tashjian

      8. Currency: All payments to be made to NBC hereunder shall be payable in U.S. currency.

      9. Marketing Deadline: First Quarter 2005. Licensee shall commence shipping substantial quantities by this date.

      10. Advertising, Marketing, Requirements: Not Applicable

      11. Copyright/Trademark Notice: Until such time as NBC otherwise notifies Licensee, the notice shall be in the following form:

                  (C)(year) National Broadcasting Company. Inc.
                      under license from Endemol USA, Inc.

also, if Fear Factor is printed on the products in conjunction with the designs then the following notice shall apply:

           TM &(C)(year) National Broadcasting Company, Inc. NBC, Inc.
                      under license from Endemol, USA, Inc.

      12. Samples: Licensee shall provide NBC with the following quantities of Product ("Samples"):

                                Twenty-four (24)

      13. Renewal Term: Automatic one (1) year renewal if Licensor earns more than the Minimum Guarantee, unless a notice of termination is provided ninety
(90) days before the end of current Term by either party.

      14. Special Provisions: This license excludes the usage of all celebrity appearances on "Fear Factor" and the usage of the host Joe Rogan. Pursuant to
Section 16(c) of the Standard Terms and Conditions, NBC hereby consents to ARUSH Entertainment, with an address of 13951 N. Scottsdale Road, Suite 233, Scottsdale, AZ 85254 ("ARUSH") being a sublicensee of the rights granted hereunder to develop, have developed, publish, distribute and sell the Products hereunder. NBC agrees that in the event of any breach of this Agreement by Licensee, this sublicense shall survive; provided ARUSH agrees to perform the obligations of Licensee hereunder. ARUSH shall be a third party beneficiary of this provision.

      15. Standard Terms and Conditions: The Standard Terms and Conditions annexed hereto constitute part of this Agreement and are hereby incorporated by reference. To the extent that there is any inconsistency between these Basic Provisions and the Standard Terms and Conditions, the Basic Provisions shall govern.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Playinteractive, LLP.                      Joy Tashjian Marketing Group, LLC.

By: /s/ Lawrence E. Meyers                 By: /s/ Joy Tashjian
    ---------------------------------          --------------------------------
    Name: Lawrence E. Meyers                   Name: Joy Tashjian
    Title: General Partner                     Title: President

NBC Enterprises, Inc.

By: /s/ Lawnlia Grant
    ---------------------------------
    Name: Lawnlia Grant
    Title: Director, Business Affairs

                                       3